Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LiveDeal, Inc.:

We consent to the incorporation by reference in the registration statement of LiveDeal, Inc., f/k/a YP Corp. and  Yp.Net, Inc. on Form S-8 (File No. 333-107721) filed as of August 7, 2003, of our report dated December 18, 2006, on the consolidated balance sheet of LiveDeal, Inc. as of September 30, 2006 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the two-year period ended September 30, 2006, which report appears in LiveDeal, Inc.’s Annual Report on Form 10-K.

/s/ Epstein, Weber & Conover P.L.C.

Scottsdale, Arizona
December 18, 2007